Exhibit 99.1

FOR IMMEDIATE RELEASE

Optelecom-NKF Reports Third Quarter Results

Third Quarter Revenue Sets New Record

GERMANTOWN, MD/November 6, 2007/PRNewswire-FirstCall — Optelecom-NKF, Inc. (NASDAQ: OPTC), a leading global provider of advanced IP-video network solutions, today announced its financial results for the third quarter ended September 30, 2007.

The Company reported record revenue for the third quarter of $11.5 million, an increase of 13% from last year’s third quarter of $10.1 million. Operating income for the quarter ended September 30, 2007 totaled $1.5 million compared to $963 thousand for the same period last year, an increase of 59%. Net income for the quarter totaled $882 thousand, or $0.24 per fully diluted share, an increase of 123% compared to net income of $396 thousand, or $0.11 cents per fully diluted share, for the same quarter last year.

“I am pleased with our progress,” said Edmund Ludwig, President and CEO of Optelecom-NKF, Inc. “We posted good revenue growth and delivered strong operating results. We improved across the Company as we delivered superior innovative technologies that customers see as bringing great value to them.

“During the quarter we improved operations in North America, continued growing our global network of integrators and resellers, cross-sold product suites and solutions, and refined actions to boost sales and to capitalize on efficiencies. We remain solidly focused on our core strategy of profitable growth, developing the products our end-users want, driving operational enhancements, pursuing organic growth opportunities, and seeking out potential additions to our product lines.”

“Revenue and earnings for the third quarter were very strong,” commented Steve Tamburo, Optelecom-NKF’s CFO. “Operating income came in at $1.5 million, up 59% from a year ago. This also marked a significant improvement from the first two quarters of 2007. With net income for the third quarter at $0.24 per share, we regained profitability for the year as a whole.”

Third Quarter Conference Call

Optelecom-NKF President and CEO Edmund Ludwig will lead a conference call to discuss third quarter 2007 results at 10:00 a.m. Eastern Time on Wednesday, November 7, 2007.

Interested parties are welcome to call 888-396-2369 (International Dial In: 617-847-8710) shortly before the designated start time and request the “Optelecom-NKF conference call” or provide the participant number 91750659. The telephone conference call will feature a question and answer segment with management. For those parties unable to participate in the live conference call, a replay will be available from noon following the teleconference until November 14, 2007. Those wishing to listen to the replay should call 888-286-8010 (International Dial In: 617-801-6888) and enter reservation number 67182429 when prompted.

The call is being web cast and can be accessed at www.earnings.com.

About Optelecom-NKF, Inc.

Optelecom-NKF, Inc., is a global supplier of network video equipment, including video servers, Ethernet switches, fiber optic systems, and video management software. It delivers solutions for traffic management and security in airports, seaports, public transport, public space, industry parks, and buildings.

Founded in 1972, the Company’s R&D centers have accumulated extensive knowledge of fiber optic and IP/Ethernet network technologies. Optelecom-NKF supplies top-quality equipment and is committed to providing its customers with expert technical advice and support. All products are developed and tested for LAN and WAN applications.

Optelecom-NKF has offices in the US, the Netherlands, France, Spain, the UK, and Singapore, and expertise centers in the US and Europe.

Forward-Looking Statements

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, among others: the ability of the Company to realize the anticipated results of the business plan; the ability of the Company to develop and market products and communication solutions for the video surveillance, transportation, and business video markets; lack of reliable vendors, service providers, and outside products; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; and disparities between forecast and realized sales results. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Optelecom-NKF’s periodic reports and registration statements filed with the Securities and Exchange Commission. Optelecom-NKF does not assume any obligation to update information concerning its expectations.

OPTELECOM-NKF, INC.

INCOME STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30,

 (Dollars in Thousands, Except Per Share Amounts)

	2007	2006

Revenues	$11,464	$10,146

Cost of goods sold	4,441	4,059

Gross profit	7,023	6,087

Operating expenses:

Sales and marketing	2,524	2,021

Engineering	1,230	1,222

General and administrative	1,547	1,703

Amortization of intangibles	191	178

Total operating expenses	5,492	5,124

Income from operations	1,531	963

Other expense, net	(315)	(296)

Income before income taxes	1,216	667

Provision for income taxes	334	271

Net Income	$882	$396

Basic earnings per share	$0.24	$0.11

Diluted earnings per share	$0.24	$0.11

Weighted average common shares outstanding — basic	3,617	3,504

Weighted average common shares outstanding — diluted	3,621	3,531

Net income	$882	$396

Foreign currency translation	912	240

Comprehensive income	$1,794	$636

OPTELECOM-NKF, INC.

INCOME STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

 (Dollars in Thousands, Except Per Share Amounts)

	2007	2006

Revenues	$29,490	$28,648

Cost of goods sold	12,006	12,083

Gross profit	17,484	16,565

Operating expenses:

Sales and marketing	7,234	6,017

Engineering	3,770	3,574

General and administrative	4,463	4,378

Amortization of intangibles	563	450

Total operating expenses	16,030	14,419

Income from operations	1,454	2,146

Other expense, net	(918)	(892)

Income before income taxes	536	1,254

Provision for income taxes	128	470

Net income	$408	$784

Basic earnings per share	$0.12	$0.23

Diluted earnings per share	$0.12	$0.22

Weighted average common shares outstanding — basic	3,496	3,423

Weighted average common shares outstanding — diluted	3,502	3,566

Net income	$408	$784

Foreign currency translation	1,340	1,476

Comprehensive income	$1,748	$2,260

OPTELECOM-NKF, INC.

BALANCE SHEETS

AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

(Dollars in Thousands)

	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,413	$3,571
Accounts and contracts receivable	9,305	9,222
Inventories, net	5,912	5,759
Deferred tax asset — current	678	905
Prepaid expenses and other current assets	741	1,047
Total current assets	20,049	20,504

Property and equipment, net	2,729	2,488
Deferred tax asset — non-current	1,588	1,284
Goodwill	14,785	13,678
Intangible assets, net	8,185	8,124
Other assets	200	196
TOTAL ASSETS	$47,536	$46,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,740	$3,371
Accrued payroll	1,331	2,105
Bank line of credit	1,600	800
Current portion of notes payable	1,619	1,548
Other current liabilities	2,078	2,674
Total current liabilities	9,368	10,498

Notes payable	14,291	14,650
Deferred tax liability	2,134	2,102
Interest payable	1,051	788
Other liabilities	254	293
Total liabilities	27,098	28,331

STOCKHOLDERS’ EQUITY

Common stock	108	105
Additional paid-in capital	15,241	14,497
Accumulated other comprehensive income	1,910	570
Treasury stock	(1,265)	(1,265)
Retained earnings	4,444	4,036
Total stockholders’ equity	20,438	17,943
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,536	$46,274